ORION ENGINEERED CARBONS LLC
2019 Restricted Stock Unit Award
Notice of Grant

PARTICIPANT NAME:     Lorin James Crenshaw
PARTICIPANT ID:      CFO
GRANT DATE:      November 4, 2019
NUMBER OF RESTRICTED STOCK UNITS:   10,689

We are pleased to inform you that, pursuant to the Orion Engineered Carbons S.A. 2014 Omnibus Incentive Compensation Plan, you have been made an award of restricted stock units, subject to the terms and conditions set forth in the attached Award Agreement.
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ORION ENGINEERED CARBONS LLC
Restricted Stock Unit
Award Agreement

This Restricted Stock Unit Award Agreement (this “Agreement”) is entered into by and between Orion Engineered Carbons LLC (the “Company”) and Lorin James Crenshaw (the “Participant”) pursuant and subject to the Orion Engineered Carbons S.A. 2014 Omnibus Incentive Compensation Plan, as may be amended from time to time (the “Omnibus Plan”). All capitalized terms not defined in this Agreement shall have the meaning stated in the Omnibus Plan. If there is any inconsistency or conflict between the terms of this Agreement and the terms of the Omnibus Plan, the terms of the Omnibus Plan shall control and govern unless this Agreement expressly states that an exception to the Omnibus Plan is being made.
1.Grant of Restricted Stock Units. On the terms and conditions set forth below, the Company hereby grants to the Participant the number of restricted stock units set forth in the Notice of Grant (such number of restricted stock units, the “Restricted Stock Units”).
2.Vesting; Settlement.
(a)The Restricted Stock Units are subject to forfeiture until they vest. One-third of the Restricted Stock Units will vest and become non-forfeitable on each of October 31, 2020, October 31, 2021 and October 31, 2022, (each anniversary, a “Scheduled Vesting Date”), subject to the Participant’s service as an employee of the Company through the applicable Scheduled Vesting Date.
(b)Any unvested Restricted Stock Units shall vest and become non-forfeitable upon the termination of employment of the Participant by the Company without Cause, by the Participant for Good Reason or due to death or Disability (each an “Acceleration Event”) (the earliest to occur of the Scheduled Vesting Date or the date an Acceleration Event occurs, the “Vesting Date”), subject to execution and subsequent effectiveness of a Release, as defined below.
(c)Upon vesting, a number of Shares in Orion Engineered Carbons S.A. equal to the number of Restricted Stock Units that vest (or, at the Company’s election, an amount of cash equal to the Fair Market Value of such number of Shares) shall be delivered to Participant as soon as administratively feasible after the Vesting Date and in no event later than 45 days following the Vesting Date (the date the Shares are so delivered, the “Delivery Date”).

3.Forfeiture; Release.
(a)General. Except as otherwise provided in Section 2(b), if the Participant’s employment with the Company is terminated for any reason prior to the Scheduled Vesting Date, all Restricted Stock Units shall immediately be forfeited.
(b)Release. In the case of the Participant’s termination by the Company without Cause or by the Participant for Good Reason, the Participant shall, as a condition to receiving delivery of any Shares (or cash) under this Agreement, execute an agreement providing for a general release of claims in favor of the Company (the “Release”) and the Release must be executed by the Participant and become irrevocable prior to the date the delivery of Shares with respect to the Restricted Stock Units is scheduled to be made pursuant to Section 2(c); provided that if the Release is executed after such time, the Restricted Stock Units and any right to receive Shares or cash in respect thereof shall be forfeited.
4.Definitions.
(a)“Cause” shall mean: (1) Participant’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (a) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or any other crime involving moral turpitude, (b) on a felony charge or (c) on an equivalent charge to those in clauses (a) and (b) in jurisdictions which do not use those designations; (2) continued material failure to perform Participant’s duties after notice from Orion; (3) engagement in illegal conduct or in gross misconduct, in either case, that causes financial or reputational harm to Orion, (4) material violation of the Orion’s codes of conduct or any other Orion policy as in effect from time to time, or (5) breach of any of the material terms of any other agreement between Participant and Orion.
(b)“Disability” means a Participant’s incapacity due to physical or mental illness resulting in the Participant having been substantially unable to perform his or her duties hereunder for a continuous period of 180 days.
(c)“Good Reason” shall mean that, with respect to Participant’s employment at Orion or its successors and without Participant’s consent, (1) Participant’s position, duties, or authority are materially diminished (2) Participant’s annual base salary is reduced or another element of Participant’s compensation is reduced or eliminated or (3) Participant’s primary work location is relocated to an office that is more than a hundred (100) miles from Houston or (4) breach of any material terms of this letter or any agreement between Participant and Orion. Notwithstanding the foregoing, an event will not constitute Good Reason unless (a) Participant gives a notice of termination within 90 days after Participant becomes aware that an event constituting Good Reason has occurred describing in reasonable detail the event constituting Good Reason, and (b) Orion is given 30 days after it receives such notice from the Participant to cure such event and (c) Participant’s termination occurs no later than 30 days after Orion’s failure to cure such event.
(d) Dividends. The Participant shall not be entitled to receipt of any dividends or other distributions paid on Shares prior to the Delivery Date.
5.Adjustments. If any change is made to the outstanding Shares or the capital structure of the Company, the Restricted Stock Units will be adjusted as contemplated by Section 1.6.3 of the Omnibus Plan.
6.Withholding for Taxes. The delivery of Shares under this Plan is conditioned on the Participant’s satisfaction of any applicable taxes in accordance with Section 3.2 of the Omnibus Plan.
7.Clawback/Recapture Policy. The Restricted Stock Units shall be forfeited, and following the delivery of Shares (or cash), the Company shall be entitled to receive, and the Participant shall be obligated to repay the Company immediately upon demand therefor, the Fair Market Value of the Shares (determined as of the Scheduled Vesting Date) and the amount of cash (to the extent that any cash was delivered in lieu of Shares) delivered, net of any taxes withheld on the original payment to the Participant if, as determined by the Committee in its discretion:
(a)A material downward restatement of the Company’s financial statements with respect to any period between the Start Date and the final Vesting Date;
(b)The Participant violates any confidentiality, non-competition or non-solicitation obligation to the Company, including but not limited to those set forth in any employment agreement or offer letter between the Participant and the Company and/or Orion Engineered Carbons S.A.; or
(c)The Participant’s employment is terminated due to Cause that existed during the period between the Start Date and the final Vesting Date.
8.Rights as Stockholder. The Participant shall have no rights as a stockholder with respect to the Shares underlying the Restricted Stock Units granted under this Agreement unless and until the Restricted Stock Units vest and are settled by the issuance of such Shares.
9.Employment. Neither the granting of the Restricted Stock Units nor any term or provision of the Notice of Grant or this Agreement shall confer, constitute or be evidence of any understanding, express or implied, on the part of the Company or any of its subsidiaries to guarantee the Participant’s continued employment with the Company.

10.Disposition or Pledge of Restricted Stock Units.
(a)The Participant may not dispose (including pledge and otherwise encumber) of any unvested Restricted Stock Units, unless the Participant requests to do so in writing and the Committee consents to same in writing. The same applies to any transactions which, from an economic perspective, are similar to a disposition of unvested Restricted Stock Units.
(b)The Committee's consent to a disposal by a Participant to a legal entity controlled and solely represented by such Participant or to a member of his/her family shall not unreasonably be withheld.
11.Compliance with Securities Laws. The Company will not be required to deliver any certificates in respect of Restricted Stock Units pursuant to this Agreement, if, in the discretion of the Committee (or its delegate), such issuance would violate any applicable securities laws or stock exchange and other regulatory requirements. Prior to the vesting of or issuance of any certificates in respect of Restricted Stock Units pursuant to this Agreement, the Company may require that the Participant (or the Participant’s legal representative upon the Participants’ death or Disability, as applicable) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable laws or with this Agreement.
12.Amendment. This Agreement may be amended by the Committee at any time, provided that, except as otherwise provided in the Director Plan, no such amendment, without the written consent of the Participant, shall materially adversely impair the rights of the Participant granted hereunder.
13.Miscellaneous.
(a)Compliance with Section 409A. The Restricted Stock Units are intended to be exempt from Section 409A, and this Agreement shall be interpreted, administered and construed to give effect to such intent. If any payment or delivery to be made under this Agreement would be subject to the limitations in Section 409A(a)(2)(B) of the Code, the payment or delivery will be delayed until six months after the Participant’s separation from service (or earlier death) in accordance with the requirements of Section 409A. Each payment or delivery under this Agreement will be treated as a separate payment or delivery for purposes of Section 409A.
(b)Headings. The headings in this Agreement are inserted for convenience only and shall have no significance in the interpretation of this Agreement.
(c)Entire Agreement. This Agreement, the Notice of Grant and the Omnibus Plan contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersede any prior arrangements or understandings with respect thereto, written or oral. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement, including the Omnibus Plan and any and all attachments hereto.
(d)Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent and distribution.
(e)Repatriation. If the Participant is resident outside of the United States, the Participant agrees as a condition of the grant of the Restricted Stock Units to repatriate all payments attributable to the Restricted Stock Units acquired under the Omnibus Plan (including, but not limited to, dividends and any proceeds derived from the sale of the Restricted Stock Units once vested) if required by and in accordance with local foreign exchange rules and regulations in the Participant’s country of residence. In addition, the Participant also agrees to take any and all actions, and consent to any and all actions taken by the Company and its subsidiaries, as may be required to allow the Company and its subsidiaries to comply with local laws, rules and regulations in the Participant’s country of residence. Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence.
(f)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.
(g)CONSENT TO JURISDICTION. BY ACCEPTING THIS AWARD, THE PARTICIPANT EXPRESSLY AND IRREVOCABLY AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN NEW YORK, NEW YORK, U.S.A. IN RESPECT OF ANY MATTER HEREUNDER. This includes any action or proceeding to compel arbitration or to enforce an arbitration award.
(h)No Right to Future Grants.  The grant of the Restricted Stock Units is voluntary and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past.  All decisions with respect to future grants, if any, will be at the sole discretion of the Committee. Notwithstanding any other agreement with the Participant, the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the underlying Shares is unknown and cannot be predicted with certainty. No claim or entitlement to compensation or damages arises from forfeiture or termination of the Restricted Stock Units or diminution in value of the Restricted Stock Units or the underlying Shares and the Participant irrevocably releases the Committee, the Company and/or its subsidiaries (and their respective directors and officers) from any such claim that may arise.  The Omnibus Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Omnibus Plan.  The Participant’s participation in the Omnibus Plan is voluntary. Any amendment, modification, or termination of the Omnibus Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company and/or its subsidiaries.
14.Severability. The invalidity or unenforceability of any provision of the Omnibus Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Omnibus Plan or this Agreement.
15.Electronic Delivery.  The Company may, in its sole discretion, deliver any documents related to the Restricted Stock Units by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Omnibus Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
16.Employee Data Privacy.  The Participant hereby explicitly consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this document by and among, as applicable, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Omnibus Plan. The Participant understands that the Company holds certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Restricted Stock Units or any other entitlement, for the purpose of implementing, administering, and managing the Omnibus Plan (“Data”). The Participant understands that Data may be transferred to any third parties assisting the Company in the implementation, administration, and management of the Omnibus Plan, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local Human Resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Omnibus Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Restricted Stock Units or Shares acquired. The Participant understands that Data will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Omnibus Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local Human Resources representative. The Participant understands, however, that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Omnibus Plan (and may result in the forfeiture of unvested Restricted Stock Units). For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Company’s General Counsel or head of Human Resources.
17.Acceptance. The Participant hereby acknowledges receipt of a copy of the Omnibus Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Omnibus Plan and this Agreement. The Participant acknowledges that there may be tax consequences upon the vesting or disposition of the Restricted Stock Units and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.
IN WITNESS WHEREOF, this Agreement has been executed by the Company and accepted by the Participant, effective as of the date first above written.

ORION ENGINEERED CARBONS LLC

Name: Patrick F. Tuttle
Title: Senior Vice President, Global Human Resources

Read and Agreed:_____________________________ Date:___________________
Lorin James Crenshaw